UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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QUALITY DISTRIBUTION, INC.
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4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

May 25, 2012

SUPPLMENTAL INFORMATION REGARDING PROPOSAL 2: THE APPROVAL OF THE 2012 EQUITY

INCENTIVE PLAN FOR 2012 ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 30, 2012

In Proposal 2 in the Proxy Statement for the 2012 Annual Meeting of Shareholders, we are asking shareholders to approve our 2012 Equity Incentive Plan (the “2012 Plan”), which would replace our current equity compensation plans, our 2003 Restricted Stock Incentive Plan and our 2003 Stock Option Plan, which expire in 2013.

The Compensation Committee of our Board of Directors has determined to control shareholder dilution from the granting of shares subject to equity awards under the 2012 Plan and all other equity incentive plans in effect from time to time. We commit that, upon approval of the 2012 Plan, we will maintain a rolling three-year average burn rate that does not exceed 2.50% for the number of shares subject to awards granted commencing with the three-year period ending 2012 and for each of the next two years. In calculating our compliance with this maximum burn rate commitment, we will generally define “burn rate” as the number of shares subject to equity awards issued in a year as a percentage of our weighted average shares outstanding. As previously disclosed in the Proxy Statement, our recent burn rate has been consistent with this commitment:

Recent Burn Rate History

	Number of Shares
Year	Options	Restricted Shares	Total	Basic Weighted Total Shares	Total Burn Rate
2010	245,000	68,621	313,621	20,381,667	1.54%
2011	232,500	93,189	325,689	23,087,729	1.41%
2012(1)	162,950	152,776	315,726	24,551,818	1.29%

				Average	1.41%

(1)	Through March 31, 2012.

No additional equity grants have been made since March 31, 2012, the date through which information is presented for 2012 in the table above.

Your vote is very important.

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2012 EQUITY INCENTIVE PLAN.